PolyMedix – University of Massachusetts Term Sheet
December 18, 2003

PolyMedix (PMX) and the University of Massachusetts (UMass) agree to the following terms for subsequent licenses to inventions made from Sponsored Research in the Gregory Tew laboratory:

•	These terms will apply for 5 years from the date of the signatures below.

•	For the total of all inventions PolyMedix licenses under the term of this agreement, which are:

1.	The result of PolyMedix’s sponsored research of UMass., the license between PMX and UMass will include:

•	7,500 share in PMX per $100,000 of PMX sponsored/channeled research in Gregory Tew’s lab

•	Reimbursement to the University of Massachusetts for direct patent costs incurred by the UMass for those patents PMX will license

•	Best reasonable efforts to sponsor research in Dr. Gregory Tew’s laboratory, either directly from PMX or channeled from other companies which are supported and directed by PMX

•	Normal license Terms & Conditions

2.	As per the Sponsored Research Agreement, the University of Massachusetts will provide to PolyMedix:

•	Copies of data and/or intellectual property generated in Dr. Gregory Tew's laboratory as a result of the research sponsored by PMX. These include the following:

o	Any data/intellectual property related to intellectual property which PMX licensed from the University of Pennsylvania, and

o	Any new data or new intellectual property relating to antimicrobial compounds generated by Dr. Gregory Tew.

•	If Dr. Gregory Tew leaves the University Massachusetts or he stops doing work in the antimicrobial field before the end of the term of this agreement, this agreement will be terminated at that time.

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Agreed to this 18th day of December 2003.

THE UNIVERSITY OF MASSACHUSETTS	POLYMEDIX, INC.

By: /s/ illegible Date: 1-8-04	By: /s/ Nicholas Landekic Nicholas Landekic President & CEO Date: 1-5-04